AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                    of

                         OPTO-TECH INDUSTRIES, INC.

                                By and Among

                      THOMAS DENEDIOS and LUCY DENEDIOS,

                                MARCY FOWLER,

                    JORDAN TELECOMMUNICATION PRODUCTS, INC.,

                                      and

                           OPTO-TECH HOLDINGS, INC

                  AGREEMENT FOR PURCHASE AND SALE OF ASSETS

		THIS AGREEMENT (this "Agreement"), dated as of the ______ day of July, 1998, is made by and among OPTO-TECH INDUSTRIES, INC.., a Florida corporation (hereinafter "Seller"), THOMAS DENEDIOS and LUCY DENEDIOS, and MARCY FOWLER, being the holders of all of the outstanding shares of stock of Seller (hereinafter collectively referred to as the "Stockholders"), and JORDAN TELECOMMUNICATION PRODUCTS, INC., a Delaware corporation (hereinafter "JTP"), and OPTO-TECH HOLDINGS, INC., a Delaware corporation (hereinafter "Holdings").


                                	ARTICLE I
	                      PURCHASE AND SALE OF ASSETS

		1.1	Purchase and Sale.  In consideration of (a) the
Purchase Price (hereinafter defined), (b) the assumption by Holdings of certain liabilities of Seller and (c) the payment and performance of the agreements contained in Article VI hereof, and subject to the terms and conditions set forth in this Agreement, at the Closing (hereinafter defined): (i) Seller will sell to Holdings, and Holdings will purchase from Seller, all of the Purchased Assets (as defined in Section 1.2.2) and (ii) Holdings will purchase from Seller and each of the Stockholders, and Seller and each of the Stockholders will sell to Holdings, the agreements not to compete of Seller and each of the Stockholders in accordance with Section 6.4 hereof (the "Noncompetition
Agreements").

		1.2	Definitions; Purchased Assets.

		1.2.1	Definitions.	For purposes of this Agreement, the
following terms will have the meanings set forth below:

  "Affiliates" means each shareholder, director, officer and employee of Seller, the family members of each of the Stockholders, and any director, officer or employee of Seller, and any corporation, partnership or other entity in which Seller, any of the Stockholders, any family member of any of the Stockholders or director or officer of Seller has any financial interest or is a controlling person, as that term is used in connection with the federal securities laws, if such person or entity has, or in the past had, a contractual relationship with or is transacting, or has in the past transacted, business with Seller.

  "Assumed Liabilities" means only the following liabilities of Seller as of the Closing incurred or arising in a manner consistent with and in compliance with the provisions of
Article IV hereof and other relevant provisions of this Agreement:
(a) the current portion of trade accounts payable, accrued sales and use taxes and accrued operating expenses, all of which shall not in the aggregate exceed $35,000 (the "Part (a) Assumed Liabilities"); (b) payments and obligations due after the Closing under the "Contracts" (defined in Section 2.10 hereof) except any

Contracts constituting Part (a) Assumed Liabilities; and (c) other liabilities incurred by Seller with the prior written approval of Holdings between the Financial Statement Date and the Closing; provided, however, without limiting the generality of the above, the term "Assumed Liabilities" shall not include any Stockholder Debt (defined below).

		"Closing Balance Sheet" means the audited statement of financial position of Seller as at the Closing Date (immediately prior to the sale of the Purchased Assets (hereinafter defined) to Holdings and assumption by Holdings of the Assumed Liabilities) and reflecting only the Purchased Assets and the Assumed
Liabilities and no other assets or liabilities, as prepared by Ernst & Young, L.L.P. in accordance with Generally Accepted
Accounting Principles (hereinafter defined).

		"Closing Financials and Computations" means the Closing Balance Sheet and calculations by Ernst & Young, L.L.P. of NOA
(hereinafter defined) and Operating Cash (hereinafter defined) as at the Closing Date based on the Closing Balance Sheet.

		"Excluded Assets" means the assets of Seller set forth in Exhibit 1.2.4 hereof.

		 "Generally Accepted Accounting Principles" or "GAAP" means such principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

		"Laws" means, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

		"NOA" means the value of the Purchased Assets (subject to the adjustments described below) as reflected in the Closing
Balance Sheet minus the Part (a) Assumed Liabilities. For purposes of the NOA calculation only, all interest bearing debt, shareholder loans, mortgages, dividends payable, other capital debt, capital lease obligations and income taxes payable shall be excluded. For example purposes, a calculation of NOA as at December 31, 1997 is set forth in Exhibit 1.2.1 hereof.

		"NOA Excess" means the amount by which the NOA as set forth in the Closing Financials and Computations exceeds $236,000.
		"Operating Cash" means all of Seller's cash, cash equivalents and certificates of deposit.

		"Operating Cash Deficiency" means the amount by which $100,000 exceeds the Operating Cash set forth in the Closing
Financials and Computations.

		"Reserve Amount" means $10,000 in cash.

		"Stockholder Debt" means any obligation of Seller for borrowed money, capital leases, similar obligations, or debts of any kind owed to the Stockholders.

		1.2.2	Overview of Purchased Assets.  The assets to be
purchased by Holdings (the "Purchased Assets") include all of Seller's assets, properties and rights (real and personal, tangible and intangible) owned or used in the conduct of its business at the Financial Statement Date and all of Seller's assets, properties and rights (real and personal, tangible and intangible) acquired after the Financial Statement Date and owned by Seller on the Closing Date except for (i) the Excluded Assets and (ii) those assets which have since been sold, transferred or disposed of in the ordinary and regular course of business consistent with past practice since the Financial Statement Date.
The Purchased Assets are further described in the subsection below of this Section 1.2.2; provided, however, the following subsections shall not be construed as limitations on the breadth or scope of the above definition of Purchased Assets. The intent and purpose of the following subsections is to further illustrate the intent and meaning of the term Purchased Assets.

		(a)	Real Property.  All of Seller's right, title and
interest (including leasehold interests as tenant, if any) in the lands, buildings and any and all improvements thereon described in
Exhibit 1.2.2(a) hereto.

		(b)	Equipment.  All of Seller's machinery, equipment,
furniture, fixtures, telephone numbers (toll-free and others) and other personal property and all of Seller's fixed assets, as listed in Exhibit 1.2.2(b) hereto.

		(c)	Cash and Accounts Receivable.  All of Seller's
Operating Cash, notes receivable (and security therefor), accounts receivable and all other receivables of any other kind excluding any Stockholder notes or other Stockholder amounts receivable. A schedule thereof as of the month ended immediately prior to the date of this Agreement is set forth in Exhibit 1.2.2(c) hereto.

		(d)	Records.  All of Seller's books, financial and
business records, insurance policies and any claims and credits thereunder.

		(e)	Inventory.  All inventories and other supplies
pertaining to Seller's operations on hand or at third party premises or in transit including raw materials, work in process and finished goods, and including any rights of Seller to warran-ties received from suppliers, to the extent assignable.

		(f)	Intellectual Property.  All of Seller's interests
and rights to any and all patents, copyrights, trade names, service marks, trademarks, product designations, trade secrets, formula, processes, know-how and any other intellectual property
(set forth in Exhibit 2.19), all inventions and discoveries, whether patentable or not, all registrations, applications, assignments, amendments, research, development, updates and modifications pertaining thereto and to all drawings, art work, designs, printing plates, dies, molds, samples and the like relating to Seller's current business or business prospects and any corporate name variants thereof.

		(g)	Other Intangibles.  All of Seller's right, title
and interest in franchises, licenses, permits, options and any inventions, developments and ideas relating to Seller's business or business prospects.

		(h)	Contracts; Prepaids; Materials, etc.  All of
Seller's rights and privileges arising from its unshipped orders, prepaid expenses, customer contracts, customer lists, outstanding offers, sales records, advertising materials, and all agreements for the sale, purchase or lease of goods or services (including but not limited to those described in Section 6.4 hereof), and all other contracts, agreements, assets now beneficially owned or acquired by Seller at or before the Closing Date, whether tangible or intangible, real or personal, partial or complete, fixed or contingent, of every kind and description and wherever situated relating to Seller's business or business prospects.

		1.2.3	Financial Requirements Regarding Purchased Assets;
Post Closing Adjustments; Dispute Resolution.

		(a)	Financial Requirements.  Notwithstanding anything
in this Agreement to the contrary, the following conditions shall exist at Closing (hereinafter defined) with respect to the Purchased Assets: (i) NOA of $236,000; and (ii) NOA will include
Operating Cash of not less than $100,000.

		(b)	Post-Closing Adjustments.  Immediately after the
Closing, at no cost to Sellers or Stockholders, Holdings will retain Ernst & Young, L.L.P. to prepare the Closing Financials and Computations. The Closing Financials and Computations will be completed within 90 days after the Closing Date and delivered to Seller and the Stockholders for review. If Seller or any of the Stockholders has any objections with or otherwise dispute the Closing Financials and Computations within 10 days of the receipt of same, the parties hereto agree that the provisions of Section
12.6 hereof will apply in resolving said dispute. After the completion of the Closing Financials and Computations, which shall occur within 90 days after the Closing Date, and the review of same by Seller and the Stockholders, and subject to the provisions of Section 12.6 hereof regarding any dispute relating to the Closing Financials and Computations, Holdings may retain the Reserve Amount to satisfy any deficiency in any one of the requirements described in Section 1.2.3(a) above (the "Maximum Deficiency"). If the Maximum Deficiency is greater than the Reserve Amount, Seller shall pay Holdings an amount of cash equal to the difference between the Maximum Deficiency and the Reserve
Amount. Holdings shall pay Seller an amount equal to (x) the balance of the Reserve Amount, if any, or all of the Reserve
Amount if the NOA, and the Operating Cash as set forth in the Closing Financials and Computations are no less than the amounts set forth in Section 1.2.3(a) and (y), to the extent not necessary to satisfy any Operating Cash Deficiency, the NOA Excess. To the extent the Maximum Deficiency exceeds the Reserve Amount, such amount shall not constitute Damages (as defined in Section 11.1 hereof) but shall be due and payable to Holdings in cash by Seller.

		(c)	Pro-rata Adjustments.  Consistent with Section
6.5, Seller will provide for all year-end expense adjustments on a pro-rata basis prior to the preparation of the Closing Financials and Computations, including, without limitation, those contemplated by this Section 1.2.3 and Section 7.7 hereof.

		1.2.4	Confirmation of Assets Excluded From Purchased
Assets. The parties hereto acknowledge and agree that the Purchase Price has been calculated, and is being paid, based on the agreement and understanding that the Purchased Assets do not include the Excluded Assets described on Exhibit 1.2.4.

		1.3	Purchase Price.  Subject to the terms and condi-
tions of this Agreement and in reliance on the representations and warranties of the Seller and the Stockholders herein contained, and in consideration of the sale, conveyance, transfer, delivery, execution and assumption of (a) the Purchased Assets, (b) the Assumed Liabilities and (c) the Noncompetition Agreements (as defined in Section 6.4), Holdings agrees to pay to Seller and the Stockholders an aggregate purchase price (the "Purchase Price"), as adjusted pursuant to Section 1.2.3, to be paid as follows:

		(a)	$4,650,000 (less the Reserve Amount) by delivery
to Seller of funds by wire transfer to Seller's account at Closing;

		(b)	$1,250,000 by delivery to Seller at Closing, of an
eight percent subordinated note in the form designated as
Exhibit 1.3 hereto (the "Seller Note") with the Limited
Guaranty agreements executed by Jordan Telecommunications
Products, Inc. in the form designated as Exhibit 1.3.1;

		(c)	$50,000 to Seller, $42,500 to Thomas Denedios,
$2,500 to Lucy Denedios and $5,000 to Marcy Fowler pursuant to the terms of the Noncompetition Agreements by delivery to each such person of funds by wire transfer to their respective account(s) at Closing; and

		(d)	At the time required pursuant to Section 1.2.3(b),
Holdings shall pay Seller the Reserve Amount less any required adjustments by delivery to Seller of a certified or cashier's check or by wire transfer to Seller's account.

		1.4	Assumed Liabilities.  Provided that the trans-
actions herein contemplated are consummated, and as a precondition of the sale of the Purchased Assets and the Noncompetition
Agreements to Holdings, Holdings will assume and discharge, and will indemnify Seller against, the Assumed Liabilities and no other liabilities of Seller.

		1.5	Liabilities Not Assumed.  Holdings shall not be
responsible for any liability or obligation of Seller not specifically assumed hereunder. Without limitation, Holdings shall not be responsible for:

		(a)	any of Seller's liabilities for borrowed money or
capital leases;

		(b)	any products liability, liability arising from or
relating to Environmental Laws and Regulations (hereinafter defined) or other environmental matters, or any other liabilities associated with the conduct of Seller's business
(including acts or omissions) prior to the Closing Date;

		(c)	liabilities incurred by Seller in connection with
this Agreement and the transactions contemplated herein, including any liquidation or dissolution of Seller;

		(d)	any liability of Seller insured against to the
extent such liability is paid by an insurer;

		(e)	any liability of Seller to any of the
Stockholders, including, without limitation, Stockholder
Debt, dividends payable and other capital debt;

		(f)	any expenses which are incurred by Seller in
making or carrying into effect this Agreement or which are incidental thereto, including, without limitation,

			(i)	any income, sales, transfer, stamp, excise
and other taxes, foreign or domestic, Federal or state, required to be paid in respect to or as a result of Seller's operations up to and including the Closing
Date, or the conveyance, assignment or transfer of the Purchased Assets to Holdings or otherwise, including, without limitation, any tax due on account of recapture of depreciation or tax credit; and

			(ii)	any and all costs, expenses or liabilities of
Seller that arise out of the sale herein contemplated or that arise after the Closing Date; and

		(g)	any liability for Taxes other than a liability for
those Taxes, if any, specified in the definition of Assumed
Liabilities; and

		(h)	any profit-sharing or pension plan contributions;
and

		(i)	any liability under ERISA or the Internal Revenue
Code of 1986, as amended, or related to any Pension Benefit
Plan (hereinafter defined), Welfare Benefit Plan (hereinafter defined) or Other Benefit Arrangement (hereinafter defined).

		1.6	Purchase Price Allocation.  The Purchase Price
shall be allocated among Seller and the Stockholders and the Purchased Assets and Noncompetition Agreements as set forth in
Exhibit 1.6. Holdings and Seller agree to complete at the Closing Internal Revenue Service form 8594 based upon Exhibit 1.6 and the Balance Sheet (hereinafter defined). Holdings and Seller agree to adjust said form, if necessary, to reflect the Closing Financials and Computations, once completed, and to file said form thereafter when due. Said form shall be provided substantially complete two days prior to closing and requires agreement between the parties for Closing.

		1.7	Accounts and Notes Receivable.  Seller will
deliver to Holdings a schedule of all accounts and notes receivable (and the face amounts thereof) which are outstanding on the Closing Date. All accounts and notes receivable listed on the schedule delivered at the Closing will constitute valid claims against third parties not affiliated with Seller arising in the ordinary course of business of Seller. The parties hereto agree that Holdings may assign to the Stockholders any accounts and notes receivable which are outstanding on the Closing Date, and which are uncollected as of the date six months after the Closing Date, and concurrently with such assignment, the Stockholders shall pay to Holdings in cash an amount equal to the aggregate value of such accounts and notes receivable to the extent the same exceeds the reserve for doubtful accounts on the Balance Sheet.

All amounts which are collected from an account or note debtor after the Closing Date shall be first applied to reduce the oldest outstanding balance on such account or with such note debtor.

		1.8	Product Claims and Returns.  The Stockholders
shall be responsible for customer claims relating to services rendered by Seller prior to the Closing Date, and customer claims relating to, or returns of, products of Seller sold and shipped by Seller prior to the Closing Date or in the finished goods inventory of Seller as of the Closing Date for a period of six months from the Closing Date. If a customer makes a claim or seeks a return and, in the judgment of Holdings the claim or return is proper, Holdings shall replace or repair, as the case may be, the services rendered or product purchased at Holdings' then generally prevailing prices and labor rates. Seller shall not be responsible for any claims or returns where product was improperly installed or used in an inappropriate application.
Such repairs or returns shall be for the account of the Stock-holders who shall promptly reimburse Holdings in an amount not to exceed 50% of the generally prevailing retail price of the returned item.


                            	ARTICLE II

   	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

		Seller and each of the Stockholders hereby jointly and severally represent and warrant to Holdings as follows:

		2.1	Corporate Organization, etc.  Seller is a
corporation duly organized, validly existing and in good standing under the laws of the state of Florida with all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Exhibit 2.1.1 lists each of the states where Seller is qualified as a foreign corporation. The conduct of its business and its ownership or use of property do not require Seller to be qualified or licensed to do business as a foreign corporation in any state except those listed in Exhibit 2.1.1.
Exhibit 2.1.2 contains complete and correct copies of Seller's
(i) articles or certificate of incorporation, as amended to date;
(ii) bylaws, as amended to date; (iii) certificate of authority for each of the states listed in Exhibit 2.1.1, each as amended to date; and (iv) a good standing certificate from the state of Florida. Seller has all federal, state, local and foreign licenses, permits or other approvals required for the operation of its business as now being conducted.

		2.2	Capital Stock; Options.  The authorized capital
stock of Seller and the shares of capital stock issued and outstanding, of all classes, and the respective holdings of each of the Stockholders are as set forth in Exhibit 2.2 and Seller has no treasury stock. All issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable and are owned by the Stockholders, free and clear of all encumbrances or claims. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which Seller is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

		2.3	Subsidiaries and Affiliates.  Except as set forth
in Exhibit 2.3, Seller has no subsidiaries, Affiliates or investments in any other entity or business operation. All of the outstanding shares of all classes of capital stock of each subsidiary of Seller are owned by Seller free of any liens, security interests, claims or encumbrances. Seller has no Affiliate whose liabilities or obligations will be assumed by Holdings.

		2.4	Authorization, etc.  Seller has full corporate
power and authority, and each of the Stockholders has full power and authority, to enter into this Agreement and to carry out the transactions contemplated hereby. None of the Stockholders are a resident of a state that has enacted community property statutes nor are any of the Stockholders subject to any community property statutes. This Agreement and all actions contemplated herein which require the approval of Seller's directors or of the Stockholders have duly received the required approval and Seller shall have delivered a certified copy of its stockholder list and consents to resolutions which shall have been duly adopted by its directors and by the Stockholders, substantially in the form of
Exhibit 2.4.

		2.5	No Violation.  Except as set forth in Exhibit 2.5,
Seller is not subject to or obligated under any article or certificate of incorporation, bylaw, which would be breached or violated by Seller's execution, delivery and performance of this Agreement. Seller and the Stockholders will comply with all applicable Laws in connection with their execution, delivery and performance of this Agreement and the transactions contemplated hereby.

		2.6	Governmental Authorities.  Neither Seller nor any
of the Stockholders is required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the consummation of the transactions contemplated hereby other than necessary Federal, State and Local tax filings.

		2.7	Financial Statements.  Exhibit 2.7 contains
Seller's Statements of Assets, Liabilities and Stockholder's
Equity - Income Tax Basis as of December 31 for each of the years 1993 through 1997 and Statements of Revenues and Expenses - Income Tax Basis for the periods then ended. The December 31, 1997 statements were prepared by Pinnacle Consulting & Professional Accounting, P.A. The December 31, 1996 and December 31, 1995 statements were prepared by James A. smith, IV Certified Public Accountants. The December 31, 1994 statements were prepared by Buchman-Smith, P.A. All such statements of of Assets, Liabilities and Stockholder's Equity - Income Tax Basis are complete and accurate and fairly present the financial position of Seller, in all material respects, as of the respective dates thereof, and such statements of Revenue and Expenses - Income Tax Basis, fairly present the results of operations for the periods therein referred. The statement of financial position as of December 31, 1997, as prepared by Ernst & Young, L.L.P. and the notes thereto are referred to as the "Balance Sheet". December 31, 1997 is referred to as the "Financial Statement Date."

		2.8	No Undisclosed Liabilities, Claims, etc.  Except
for (a) liabilities fully reflected or reserved against in the Balance Sheet; and (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the Financial Statement Date, Seller has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Closing and which result from actions, omissions or occurrences of Seller prior to the Closing.

		2.9	Absence of Certain Changes.  Since the Financial
Statement Date, there has not been (a) any adverse change in the business, prospects, financial condition, earnings or operations of Seller's business; (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting Seller's properties and business; (c) any declaration, setting aside or payment of any dividend whether in cash, stock or property with respect to Seller's capital stock, or any redemption or other acquisition of such stock by Seller; other than in the ordinary course of business, or incident to Closing to provide for the minimum requirements for NOA, that have not been made available to Holdings; (d) any increase in the compensation payable or to become payable by Seller to any of the Stockholders or any of Seller's directors, officers, key employees or Affiliates or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such party, which has not been made available to Holdings; (e) any entry into any commitment or transaction, including, without limitation, any borrowing or capital expenditure other than in accordance with the Schedule of Capital Expenditures (Exhibit
2.25), or in the ordinary course of business; (f) any change by Seller in accounting methods, practices or principles, other than the restatement of the Financial Statements by Ernst and Young, L.L.P., for purposes of obtaining a reviewed statement; (g) any adoption of any statute, rule, regulation or order which adversely affects Seller, of which the Seller or Stockholders have been made aware and have not disclosed to Holdings or for which Holdings has had the ability to determine during their inspection of the business of Seller; (h) any termination or waiver of any rights of value to the business of Seller; of which the Seller or Stockholders have been made aware and have not disclosed to Holdings or for which Holdings has had the ability to determine during their inspection of the business of Seller; (i) any other transaction or event other than in the ordinary course of Seller's business, of which the Seller or Stockholders have been made aware and have not disclosed to Holdings or for which Holdings has had the ability to determine during their inspection of the business of Seller; (j) any transaction or conduct inconsistent with Seller's past business practices which has not been incident to Closing or made available to Holdings; (k) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of employees; or (l) any agreement or under-standing made or entered into to do any of the foregoing.

		2.10	Contracts.  Exhibit 2.10 contains a schedule of,
and copies of, all Contracts to which Seller is a party. The term "Contracts" shall include, but shall not be limited to, all oral
(which shall be summarized in Exhibit 2.10) and written contracts, agreements, agency agreements, loan agreements, mortgages, inden-tures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargain-ing, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agree-ments, service agreements, license agreements and advertising agreements (except there shall not be included agreements which do not exceed, in the case of any one agreement, an obligation of $5,000, and in the case of all agreements, an aggregate obligation of $25,000. Seller is not in default or alleged to be in default under any Contract nor is Seller aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract as of the Closing Date.
All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and except as set forth in Exhibit
2.10, are capable of assignment to Holdings pursuant to this Agreement without any notice to or consent by any other party.

		2.11	True and Complete Copies.  Copies of all agree-
ments, contracts and documents delivered and to be delivered hereunder by Seller or the Stockholders are and will be true and complete copies of such agreements, contracts and documents. All written summaries of oral agreements will be true and complete.

		2.12	Title and Related Matters.  Except as set forth in
Exhibit 2.12, Seller has good and marketable title to all of the properties and assets reflected in the Balance Sheet or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices) including, without limitation, the specific assets referred to in paragraphs (a), (b) and (c) below, free and clear of all mortgages, security inter-ests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character, except as reflected on the Balance Sheet. Seller owns or leases, directly or indirectly, all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of Seller as presently conducted.

		(a)	Real Property.

			(i)	Seller has good and marketable title in fee
simple to the land, including buildings and improvements thereon, shown on the Balance Sheet. All such land, buildings and improvements of Seller are owned free and clear of all encum-brances, restrictions and charges of every kind and character including, without limitation, any of the various types listed above, except as set forth on Exhibit 2.12.

			(ii)	Seller is not a tenant under any lease(s) of
real property used by Seller except as described on Exhibit 2.10.
With respect to the leased real property described on Exhibit 2.10 and except as set forth on Exhibit 2.12: (A) all such leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto; (B) there have not been and there currently are not any defaults thereunder by any party thereto; (C) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will in no way be affected by the transactions contemplated by this Agreement or, if any would be affected, the Stockholders shall use all necessary means at their disposal to cause an appropriate consent to such transactions to be delivered to Holdings prior to the Closing
Date, at no cost or other adverse consequences to Seller
(subsections 2.12(a)(ii)(A) through (D) are hereinafter collectively referred to as "Lease Restrictions").

			(iii)	Except as shown on Exhibit 2.12, each
parcel of real property, building, structure and improvement owned, leased or otherwise utilized by Seller (collectively the "Premises") conforms to all applicable Laws, including zoning regulations, none of which will, upon the sale of the

Purchased Assets to Holdings, prohibit the use of such properties, buildings, structures or improvements, for the purposes for which they are now utilized. The Premises are of good quality construction throughout, are in good condition and working order, are adequate for their intended purposes, have no structural or other substantial deficien-cies, and are free from deferred maintenance.

			(iv)	Seller does not currently have, and in
the past has not had, any interest (as owner, tenant or otherwise) in any real property except as disclosed on
Exhibit 2.12.

		(b)	Personal Property.  Seller has good and marketable
title to all the personal property and assets, tangible or intangible, shown on the Balance Sheet, except to the extent sold or disposed of in transactions entered into in the ordinary course of business consistent with past practices since the Financial
Statement Date. As of the date of closing, the personal property in the aggregate is in good condition and working order, and each individual item of personal property which would cost in excess of $5,000 to replace is in good condition and working order. None of such assets are subject to any (i) contracts of sale or lease, except contracts for the sale of inventory in the ordinary and regular course of business; or (ii) security interests, encumbrances, liens or charges of any kind or character, except as set forth in Exhibit 2.12. Except as set forth in Exhibit 2.12, there are no Lease Restrictions with respect to the personal property leased by Seller.

		(c)	Inventories.  In addition to subsection (b) of
this Section, the inventories of Seller included on the Balance
Sheet, to be included on interim balance sheets provided pursuant to Section 4.8 and owned by Seller on the Closing Date: (i) are valued with respect to each category of inventory at the lower of cost (on a FIFO basis) or market; and (ii) do not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the normal course of the business of Seller as currently conducted within normal inventory "turn" experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. Seller has the proper amount of inventories to conduct its business consistent with past practices. There has not been since the Financial Statement Date any provision for markdowns or shrinkage with respect to inventories other than in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Holdings.

		(d)	No Disposition of Assets.  Since the Financial
Statement Date, there has not been any sale, lease or any other disposition or distribution by Seller of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Holdings.

		2.13	Litigation.  Except as set forth in Exhibit 2.13,
there is no suit, action, investigation or proceeding pending or, to the knowledge of Seller or any of the Stockholders, threatened against Seller or the Stockholders or which, if adversely determined, would adversely affect the business, prospects, operations, earnings, properties or the condition, financial or otherwise, of Seller nor is there any judgment, decree, injunc-tion, rule or order of any court, governmental department, commis-sion, agency, instrumentality or arbitrator outstanding against Seller having, or which, insofar as can be reasonably foreseen, in the near future may have, any such effect.

		2.14	Tax Matters.  The term "Taxes" means all net
income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any governmental authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For purposes of this
Section 2.14 and Section 6.6, Seller shall be deemed to include any predecessor of Seller or any person or entity from which Seller incurs a liability for Taxes as a result of transferee liability. Except as stated in Exhibit 2.14.1:

		(a)	Seller has, or will, duly and timely filed true,
correct and complete tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been, or will be timely, paid, and there is no current liability for any Taxes due and payable in connection with any such returns that have previously been filed. Any charges, accruals and reserves for Taxes provided for on the financial statements delivered or to be delivered pursuant to Section 2.7 and Section 4.8 are adequate.
There are no existing liens for Taxes upon any of the Purchased
Assets. Attached hereto as Exhibit 2.14.2 are copies of all federal, state and foreign tax returns filed by Seller for the past five (5) years. All applicable sales taxes, to the extent due, were paid by Seller when the Purchased Assets were acquired by Seller.

		(b)	Seller has (i) withheld all required amounts from
its employees, agents, contractors and nonresidents and will or has timely remitted such amounts to the proper agencies; (ii) paid, or will timely pay, all employer contributions and premiums;
and (iii) filed, or will timely file, all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or any prior provision of the Code and other applicable laws.

		(c)	None of the Purchased Assets is tax exempt use
property under Code Section 168(h). None of the Purchased Assets of Seller is property that Seller is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

		(d)	No portion of the cost of any of the Purchased
Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

		(e)	Seller has no (and has not previously had any)
permanent establishment in any foreign country and Seller does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

		(f)	Seller is not a foreign person within the meaning
of Code Section 1445.

		(g)	Neither the Code nor any other provision of law
requires Holdings to withhold any portion of the Purchase Price.

		2.15	Government Contracts.  No Contract or other aspect
of the business of Seller is subject to the Armed Services
Procurement Regulations or other regulations of any governmental agency. Seller has not bid on or been awarded any "small business set aside contract", any other "set aside contract" or other order or contract requiring small business or other special status at any time during the last three (3) years. None of Seller's expected sales or orders will be lost, and Seller's customer relations will not be damaged, as a result of Holdings continuing the operations of Seller as an entity that does not qualify as a small business.

		2.16	Compliance with Law.

  (a) Seller has not previously failed and is not currently failing to comply with any applicable Laws relating to the business of Seller or the operation of its assets where such failure or failures would individually or in the aggregate have an adverse effect on the financial condition, business, operations or prospects of Seller. In particular, but without limiting the generality of the foregoing, Seller is in compliance with all applicable Laws relating to anti-competitive practices, price fixing, health and safety, environmental, employment and discrimination matters. There are no proceedings of record and no proceedings are pending or threatened, nor has Seller or any of the Stockholders received any written notice regarding any violation of any Law including, without limitation, any require-ment of OSHA or any pollution or environmental control agency (including air and water).

  (b) Exhibit 2.16 contains copies of all reports of inspections by representatives of any federal, state or local governmental entity or agency of the Seller's business and properties from January 1, 1994 through the date hereof under OSHA and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports or any deficiencies noted by such inspections through the Closing Date shall be corrected by the Closing Date. Neither Seller nor any of the Stockholders know or have reason to know of any other safety, health, environmental, anti-competitive or discrimination problems relating to the financial condition, business, assets, operations, prospects, earnings or employment practices of Seller.

  2.17	Absence of Certain Business Practices.  None of
Seller, the Stockholders, any person or entity related to or affiliated with Seller or any of the Stockholders, any officer, employee or agent of Seller or any of the Stockholders, any other person or entity acting on behalf of or associated with Seller or any of the Stockholders, nor any other entity directly or indirectly owned or controlled by Seller or any of the Stockholders, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii), if not given in the past, might have had an adverse effect on the assets, business or operations of Seller as reflected in the financial statements set forth as Exhibit 2.7 or
(iii), if not continued in the future, might adversely affect the assets, business, operations or prospects of Seller or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

		2.18	ERISA and Related Employee Benefit Matters.

		(a)	Welfare Benefit Plans.  Exhibit 2.18.1 lists each
"employee welfare benefit plan" (within the meaning of Section
3(1) of the Employee Retirement Income Security Act of 1974
("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute, including any multiemployer plan
("Welfare Benefit Plan") and sets forth as of the most recent valuation date (i) the amount of any liability of Seller for payments due with respect to any Welfare Benefit Plan, (ii) the amount of any payment made and to be made, stated separately, by Seller with respect to any Welfare Benefit Plan for the plan year during which the Closing is to occur, and (iii) with respect to any Welfare Benefit Plan to which Section 505 of the Code applies, a statement of assets and liabilities for such Welfare Benefit
Plan as of the most recent valuation date. Without limiting the foregoing, Exhibit 2.18.1 discloses any obligations of Seller to provide retiree health benefits to current or former employees of Seller.

		(b)	Pension Benefit Plans.  Exhibit 2.18.2 lists each
"employee pension benefit plan" (within the meaning of Section
3(2) of ERISA) maintained by Seller or to which Seller contributes or is required to contribute, including any multiemployer plan
("Pension Benefit Plan"). All costs of each Pension Benefit Plans have been provided for on the basis of consistent methods and, if applicable, in accordance with sound actuarial assumptions and practices that are acceptable under ERISA. With respect to each Pension Benefit Plan that is subject to Title I, Part 3 of ERISA
(concerning "funding"), Exhibit 2.18.2 sets forth as of the valuation date (i) the unfunded liability for all accrued benefits, (ii) the funding method, (iii) the actuarially computed value of vested benefits, (iv) the fair market value of the assets held for funding purposes, (v) the amount and plan year of any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA (arising for any reason whatever) that exists with respect to any plan year, and (vi) the amount of any contribution by Seller paid and to be paid, stated separately, for the plan year during which the Closing is to occur. With respect to each Pension Benefit Plan that is not subject to Title I, Part 3 of
ERISA, Exhibit 2.18.2 sets forth as of the valuation date (i) the amount of any liability of Seller for any contributions due with respect to such Pension Benefit Plan and (ii) the amount of any contribution paid and to be paid, stated separately, by Seller with respect to such Pension Benefit Plan for the plan year during which the Closing is to occur.

		(c)	Compliance with Applicable Law.  Each Pension
Benefit Plan, Welfare Benefit Plan, and any related trust agreements, annuity contracts, and other funding instruments, comply with the provisions of ERISA and the Code and all other statutes, orders, governmental rules, and regulations applicable to such Welfare Benefit Plans and Pension Benefit Plans. Seller has performed all of its obligations currently required to have been performed under all Welfare Benefit Plans and Pension Benefit Plans. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against or with respect to any Welfare Benefit Plans, Pension Benefit Plans or the assets of such plans, and no facts exist that could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. Each Pension
Benefit Plan is qualified in form and operation under Section
401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension
Benefit Plan, and no event has occurred that will or could give rise to a disqualification of any Pension Benefit Plan under Code section 401(a). No event has occurred that will or could subject any Welfare Benefit Plan or Pension Benefit Plan to tax under
Section 511 of the Code.

		(d)	Administration of Plans.  Each Welfare Benefit
Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of ERISA and the Code. No plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in (i) any transaction in violation of Section 406(a) or (b) of ERISA, or (ii) any "prohibited transaction" (within the meaning of Section 408 of ERISA or Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or
Section 4975(d) of the Code.

		(e)	Title IV Plans.  With respect to each Pension
Benefit Plan that is subject to the provisions of Title IV of ERISA in which Seller (for purposes of this subsection "Seller" includes each trade or business, whether or not incorporated, which is a member of a group of which Seller is a member and which is under common control within the meaning of Section 414 of the Code and the regulations thereunder) participates or has participated, (i) Seller has not withdrawn from such Pension
Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a) (2) of ERISA), (ii)
Seller has not completely or partially withdrawn from a Pension Benefit Plan that is a multiemployer plan, and the liability to which Seller would become subject under ERISA if Seller were to withdraw completely from all multiemployer plans in which it currently participates is not in excess of $2,000 as of the most recent valuation date applicable thereto, (iii) Seller has not filed a notice of intent to terminate any such Pension Benefit
Plan or adopted any amendment to treat such Pension Benefit Plan as terminated, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Pension Benefit Plan, (v) no other event or condition has occurred that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a Trustee to administer, any such Pension Benefit Plan, (vi) all required premium payments to the Pension Benefit Guaranty Corporation have been paid when due, and
(vii) no "reportable event" (as described in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to said Pension Benefit Plan.

		(f)	Other Employee Benefit Plans and Agreements.
Exhibit 2.18.3 lists each cafeteria, fringe benefit, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or other incentive plan or agreement, fringe benefit program or employment agreement not terminable on 30 days or less written notice, and any other employee benefit plan, agreement, arrangement, or commitment not previously listed on the Exhibits to this Section that is maintained by Seller or to which Seller contributes or is required to contribute ("Other Benefit

Arrangements"). Exhibit 2.18.3 also contains a complete list of all employees of Seller and the amount of vacation pay currently accrued to each such employee.

		(g)	Copies of Plans.  Exhibit 2.18.4 includes true and
complete copies of:  each Welfare Benefit Plan; each Pension
Benefit Plan; related trust agreements, annuity contracts, and other funding instruments; each Other Benefit Arrangement;
favorable determination letters; annual reports (Form 5500 series) required to be filed with any governmental agency for each Welfare
Benefit Plan, each Pension Benefit Plan and Other Benefit
Arrangement for the most recent three plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants;
current summary plan descriptions for all Welfare Benefit Plans, Pension Benefit Plans and Other Benefit Arrangements; and actuarial reports as of the last valuation date for each Pension
Benefit Plan that is subject to Title IV of ERISA.

		(h)	Continuation Coverage Requirements for Health
Plans. All group health plans of Seller (including any plans of affiliates of Seller that must be taken into account under Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Part 6 of ERISA.

		(i)	Valid Obligations.  All Welfare Benefit Plans,
Pension Benefit Plans, related trust agreements, annuity contracts or other funding instruments, and all plans, agreements, arrangements and commitments referred to in subsection (f) of this Section are legal, valid and binding and in full force and effect, and there are no defaults thereunder. Except as specified in
Exhibit 2.18.5, none of the rights of Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Holdings at and after the Closing without the consent or agreement of any other party other than consents and agreements specifically listed in Exhibit 2.18.5.

		2.19	Intellectual Property.  Seller has good and
marketable title to, owns all right, title, and interest in the world in, to and under, each copyright, trademark, trade name, service mark, trade dress, patent, franchise, invention, program, source code, object code, software, trade secret, product designation, formula, process, know-how, right of publicity, design and other similar rights (collectively "Intellectual Property Rights"), including those listed in Exhibit 2.19, used in, or necessary for, the operation of its business as currently conducted. Except as otherwise set forth on Exhibit 2.19, all of said Intellectual Property Rights, the right to use them, and the right to convey them, are free and clear of all royalty obligations, security interests, liens and encumbrances. Seller has (i) the exclusive right to use all Intellectual Property
Rights listed in Exhibit 2.19 and any copyrights used in, or necessary for, the operation of its business as currently conducted and (ii) the non-exclusive right to use all Intellectual Property Rights (other than those in clause (i) of this Section 2.19) used in, or necessary for, the operation of its business as currently conducted. The Stockholders and Seller have utilized best efforts necessary to protect against and defend against, and have no knowledge of, any conflicting and/or infringing use of any such Intellectual Property Rights. Seller does not have nor does Seller utilize any Intellectual Property Rights except those which are set forth in Exhibit 2.19. Except as set forth in Exhibit 2.19, Seller is not a party in any capacity to any franchise, license, royalty or other agreement respecting or restricting any Intellectual Property Rights, and, except as set forth on Exhibit 2.19, the Intellectual Property Rights of the Seller do not conflict with, infringe upon and/or violate the Intellectual Property Rights or other rights of any third party. No product, including final and intermediate products, made, imported, offered for sale, sold or distributed by Seller, or service provided by Seller, violates any license or infringes any Intellectual
Property Rights or other rights of any third party, and, except as set forth on Exhibit 2.19, there are no pending allegations, claims or demands by any third party to the contrary. Neither Seller nor any of the Stockholders are aware that any such claim or demand has been, will be or is likely to be made or of any fact or circumstance that could reasonably give rise to such a claim or demand. The Intellectual Property Rights are valid and enforceable.

		2.20	Warranties.  Except as set forth in Exhibit 2.20,
there are no claims existing or threatened under or pursuant to any warranty, whether expressed or implied, on products or services sold by Seller and the Balance Sheet reserves, if any, for anticipated claims are adequate to cover any such claims.
Exhibit 2.20 includes a copy of the form of all written warranties furnished by Seller to purchasers of any product since January 1, 1993, excluding those warranties provided for in customer contracts.

		2.21	Labor Relations.  Except as set forth in Exhibit
2.21, there have been no strikes, work stoppages or any demands for collective bargaining by any union or labor organization since January 1, 1993; there is no collective bargaining relationship between Seller and any union; there is no dispute or controversy with any union or other organization of Seller's employees and there are no arbitration proceedings pending or threatened involving a dispute or controversy. Seller is in full compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of
1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Immigration Reform and Control Act of 1986, the
Age Discrimination in Employment Act, Title VII of the Civil
Rights Act of 1964, the Older Workers Benefit Protective Act, and all other Laws, each as amended to date, relating to employer/employee rights and obligations. Seller currently has satisfactory relationships with its employees. Except as disclosed in Exhibit 2.21 and since January 1, 1993, no non-officer employees or officers of Seller have resigned, advised
Seller of an intention to resign from such employment or refused to continue employment with Seller whose annual wages exceeded
$30,000. Exhibit 2.21 lists each former employee and/or officer of Seller whose aggregate annualized compensation exceeded $30,000 and whose employment by Seller has ceased for any reasons since
January 1, 1993. Set forth opposite the name of each such employee and/or officer are: the positions held; the beginning and ending employment dates; and the reason for the cessation of employment.

		2.22	Insurance.  Exhibit 2.22 lists and includes copies
of all certificates of coverage regarding all of Seller's existing insurance policies, the premiums therefor and the coverage of each policy. Such policies and the amount of coverage and the risks insured are, in the aggregate, sufficient to protect and insure
Seller against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated, and will remain in full force and effect after the Closing for a period of time to be determined by Seller.

		2.23	Products Liability.  There exist no claims,
whether known or unknown, against Seller for injury to person or property of its employees or any third parties suffered as a result of the sale of any product or performance of any service by Seller including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. Seller, to the best of their knowledge and belief, has full and adequate insurance coverage for potential products liability claims against it. The products liability and personal injury insurance maintained by Seller has been on an "occurrence" basis during the six (6) year period prior to the Closing Date.

		2.24	Environmental.

		(a)	For purposes of this Section:

		(i)	"Hazardous Materials" means any hazardous,
infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C. 1362(6); (ii) defined as a "hazardous waste" pursuant to 42 U.S.C. 6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C. 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C. 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C.
 9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

			(ii)	"Environmental Laws and Regulations" means
all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution, nuisance, or the environment including, without limitation, (i) the Federal Clean
Air Act, 42 U.S.C.  7401 et seq.; (ii) the Comprehensive
Environmental Response, Compensation, and Liability Act, 42 U.S.C.
 9601 et seq.; (iii) the Federal Emergency Planning and Community
Right-to-Know Act, 42 U.S.C. ' 1101 et seq.; (iv) the Federal
Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C.
 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C.
 6901 et seq.; (vii) the Toxic Substances Control Act, 15 U.S.C.
 2601 et seq.; (viii) Laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

		(b)	The operations and activities of Seller comply,
and have in the past complied, in all respects, with all Environmental Laws and Regulations. There are no pending or currently proposed changes to any Environmental Laws and Regulations which, when implemented or effective, may affect the operations of Seller.

		(c)	Seller has obtained and is and has been in full
compliance with all requirements, permits, licenses and other authorizations which are required with respect to Seller's operations, as well as the transactions contemplated hereby under all Environmental Laws and Regulations. Exhibit 2.24 lists each such permit, license or other authorization. There are no other such permits, licenses or other authorizations which are required by any Environmental Laws and Regulations after the Closing.

		(d)	There is no civil, criminal, administrative or
other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the best knowledge of the Seller, threatened against Seller relating in any way to any Environmental Laws and Regulations.

		(e)	Seller has not caused or experienced any past or
present events, conditions, circumstances, plans or other matters which: (i) are not in compliance with all Environmental Laws and Regulations; (ii) may give rise to any statutory, common law, or other legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation based on or relating to Hazardous Materials including, without limitation, such matters relating to any property owned, leased or utilized by Seller at any time; (iii) arise from inventory of or waste from Hazardous Materials; or
(iv) arise from any off-site disposal, release or threatened release of Hazardous Materials.

		(f)	No asbestos, polychlorinated biphenyls, lead-based
paints, or radon are on any real property or in any building now or previously owned, operated, leased or utilized by Seller.

 	(g)	No employee or former employee of Seller has been
exposed to any Hazardous Material owned, produced or utilized by Seller or any former subsidiary.

 	(h)	Seller has not received any notice or indication
from any governmental agency or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by or resulting from any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous Materials. Seller is not aware of any facts which might give rise to such notices.

		(i)	No underground tanks, piping or subsurface
structures of any type exist or have existed on any real property now or previously owned, operated, leased or utilized by Seller.

		(j)	Exhibit 2.24 contains complete copies of all
environmental investigations, assessments, audits, studies, tests and related materials in possession of Seller, or known to Seller to exist, which relate to the current or prior operations of Seller or any real property now or previously owned, operated, leased or utilized by Seller.

		2.25	Capital Expenditures.  Seller has outstanding
commitments for capital expenditures as set forth in Exhibit 2.25 which includes a schedule of substantially all monies disbursed on account of capital expenditures made by Seller between the Financial Statement Date and the date hereof.

		2.26	Suppliers.  No suppliers of goods or services to
Seller that has made sales or provided services representing, individually or in the aggregate, more than $5,000 in payments or commitments by Seller within the last twelve (12) months has (i) ceased, or indicated any intention to cease, doing business with Seller, or (ii) changed or indicated any intention to change any terms or conditions for future supply or sale of products or services from the terms or conditions that existed with respect to the supply or sale of such products or services during the twelve
(12) month period ending on the date hereof. There exists a potential for price increases due to market conditions or other variables outside of the control of Seller.

		2.27	Dealings with Affiliates.  Exhibit 2.27 sets forth
a complete list (including the parties) and copies (or a detailed summary in the case of an oral agreement) of all oral or written contracts, arrangements or other agreements to which Seller or any Affiliate is, will be or has been a party at any time from January
1, 1993, to the Closing Date, and to which any other Affiliate or Seller was or is also a party.

		2.28	Business Generally.  Since January 1, 1996, there
have been no events, transactions or information which have come to the attention of Seller or any of the Stockholders (other than matters in the public domain) which could be expected to have an adverse effect on the business and operations of Seller, and Seller is not a party to any agreement, contract or covenant limiting Seller from competing in any line of business or with any person or other entity in any geographic area.

		2.29	Bank Accounts.  Exhibit 2.29 is a list of all bank
accounts, lock boxes, safe deposit boxes and post office boxes maintained in the name of or controlled by Seller and the names of the persons having access thereto.

		2.30	Compensation.  Exhibit 2.30 lists the current job
title and total remuneration (including, without limitation, salary, commissions and bonuses) for each of the Stockholders and for each officer, director, employee or consultant of Seller in the past two fiscal years. Except as disclosed on Exhibit 2.30, Seller has not since the Financial Statement Date and will not prior to the Closing Date increase or commit to increase the base compensation, bonus or the rate (or any other component) of total compensation payable or to become payable by Seller to any employee (including any director or officer), whether such person is listed on Exhibit 2.30 or not, and no extraordinary compensation, commission, or bonus will be paid by Seller except as disclosed to Holdings and in preparation for Closing to assure that the minimum NOA requirements of this Agreement are satisfied.

		2.31	Disclosure.  All representations of Seller,
Stockholder and Holdings are memorialized in this Agreement, no previous communications, whether oral, written, electronic or in any other form and not a part of this Agreement can be relied upon by any party, to this Agreement, as a material fact or statement for inducement for any of the transactions contemplated by this Agreement.


                           	ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF HOLDINGS

		Holdings hereby represents and warrants to Seller as follows:

		3.1	Corporate Organization, etc.  Holdings is a
corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and will be qualified to do business in Florida on the Closing Date.

		3.2	Capitalization.  As of the date of this Agreement,
Holdings has authorized capital stock consisting of 10,000 shares of common stock, $1.00 par value per share.

		3.3	Authorization, etc.  Holdings has full corporate
power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Holdings has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

		3.4	No Violation.  Holdings is not subject to or obli-
gated under any certificate of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Holdings will comply with all Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

		3.5	Governmental Authorities.  Holdings is not
required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Holdings' execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

		3.6	Contracts and Agreements.  Holdings warrants and
agrees that by purchase of the assets only and not the stock of the shareholders, that existing contracts and agreements between Seller and its' customers and vendors may not be assignable.
Holdings recognizes and accepts the risk that contracted parties may renegotiate or otherwise change the terms in which the Seller has conducted business.

                             	ARTICLE IV

               	COVENANTS OF SELLER AND STOCKHOLDER

		Except as otherwise consented to or approved by Holdings in writing, Seller and each of the Stockholders jointly and severally covenant and agree (and will cause Seller to act or refrain from acting where required hereinafter) as follows:

		4.1	Regular Course of Business.  Except as is
necessary to enable the Seller to meet the financial requirements for closing, Seller will operate its business in the ordinary course, diligently and in good faith, consistent with past management practices; will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; will maintain (except for expiration due to lapse of time) all leases and contracts described herein in effect without change except as expressly provided herein; will comply with the provisions of all Laws, applicable to the conduct of its business in a manner consistent with its past practices, will not engage in any significant or unusual transaction; will not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $2,000 other than in connection with returns for credit or replacement in the ordinary course of business; will maintain insurance coverage up to the Closing Date in amounts adequate to protect and insure Seller against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated.

		4.2	Amendments.	Except as required for the
transactions contemplated in this Agreement, no change or amendment shall be made in Seller's articles or certificate of incorporation or bylaws. Seller will not merge into or consolidate with any other corporation or person, or change the character of its business.

		4.3	Capital Changes.	Seller will not issue or sell
any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock of any class.

		4.4	Dividends; Bonuses.	Except for the distributions
set forth on Exhibit 4.4 (the "Permitted Distributions"), from
April 1, 1998 until the Closing, Seller will not reduce Operating
Cash or NOA and will not directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

		4.5	Capital and Other Expenditures.	Seller will not
make any capital expenditures, or commitments with respect thereto, except as set forth in Exhibit 2.25. Seller will not prepay any debt or obligation in excess of $2,000 (except for (i) prepaying trade accounts payable in the normal course of business to take advantage of cash discounts, and (ii) amounts paid in satisfaction of tax and pension liabilities).

		4.6	Borrowing.  Seller will not incur, assume or
guarantee any indebtedness or capital leases. Seller will not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon its assets other than in the ordinary course of business.

		4.7	Other Commitments.  Except in the ordinary course
of business consistent with past practices, Seller will not enter into any transaction, make any commitment or incur any obligation.

		4.8	Interim Financial Information.  Seller will supply
Holdings with unaudited monthly financial statements when available for each month ending between the Financial Statement
Date and the Closing Date certified by its President and Chief
Financial Officer as having been prepared in accordance with procedures employed by Seller in preparing prior monthly financial statements. All such financial statements shall be accompanied by a certificate of Seller's President and Chief Financial Officer certifying that such financial statements were prepared in accordance with procedures employed by Seller in preparing prior monthly financial statements on a basis consistent with the unaudited financial statements for the preceding months and such unaudited statements include all adjustments (all of which were normal recurring adjustments) necessary to fairly present the financial position, results of operations and changes in financial position at and for such period.

		4.9	Full Access and Disclosure.

		(a)	Seller shall afford to Holdings and its counsel,
accountants and other authorized representatives reasonable access during business hours to Seller's plants, properties, books and records in order that Holdings may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Seller and Seller will cause its officers and employees to furnish such additional financial and operating data and other information as Holdings shall from time to time reasonably request through the Closing Date.

		(b)	From the date of this Agreement through and prior
to the Closing Date, Seller and the Stockholders will promptly supplement or amend in writing information previously delivered to Holdings with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

		4.10	Consents.  Seller will use all reasonable means at
its disposal to obtain on or prior to the Closing Date all consents necessary to the consummation of the transactions contemplated hereby.

		4.11	Breach of Agreement.  Neither Seller nor any of
the Stockholders will take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

		4.12	Further Assurances.  Seller, the Stockholders and
Seller's counsel will furnish Holdings, with such other and further documents, certificates and information as Holdings shall reasonably request to enable Holdings to borrow funds from a bank or other lending entity or individual(s) to acquire the Purchased
Assets and to evidence compliance with the terms and conditions of any credit agreement in existence or to be entered into between Holdings and a bank and/or other lending entities or individuals.
Seller and the Stockholders shall not be required to give any third party opinions, representations, guarantees or other assurances in conjunction with this Section. Holdings shall reimburse Seller, the Stockholders and Seller's counsel for any out-of-pocket costs and expenses in obtaining such Further
Assurances.

		4.13	Fulfillment of Conditions.  Seller and the
Stockholders will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Holdings contained in this
Article VII and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                            	ARTICLE V

                     	COVENANTS OF HOLDINGS

		Holdings hereby covenants and agrees with Seller that:

		5.1	Confidentiality.  Holdings will hold in strict
confidence and not disclose to any other party (other than its counsel and other advisors), without Seller's prior consent, all information received by Holdings from Seller, and any of Seller's officers, directors, employees, agents, counsel or auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein and as set forth in the Confidentiality Agreement between Jordan Industries, Inc. and Seller dated December 11 and 12, 1997.

		5.2	Books and Records.  Holdings shall preserve and
keep Seller's books and records delivered hereunder for a period of five (5) years from the date hereof and shall, during such period, make such books and records available to officers and directors of Seller for any purpose upon forty-eight (48) hours notice.

                                	ARTICLE VI

                              OTHER AGREEMENTS

		Holdings, Seller and each of the Stockholders covenant and agree that:

		6.1	Agreement to Defend.  In the event any action,
suit, proceeding or investigation of the nature specified in
Section 7.5 or Section 8.2 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

		6.2	Consultants, Brokers and Finders.  The
Stockholders, Seller and Holdings each represent and warrant to the other that they have not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement, except for PINNACLE Consulting & Professional Accounting, P.A., a consultant, retained by Seller. Seller and the Stockholders each hereby agree to indemnify, defend and hold Holdings and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by Seller or any of the Stockholders.

		6.3	Assumption Agreement.  At the Closing, Holdings
and Seller will enter into the Assumption Agreement, as contemplated by Section 9.2(e) hereof, in the form set forth in
Exhibit 6.3.

		6.4	Noncompetition Agreements.  At the Closing, Seller
and each of the Stockholders will enter into a Noncompetition
Agreement with Holdings (collectively, the "Noncompetition
Agreements") in substantially the form set forth in Exhibit 6.4.

		6.5	Apportionment of Taxes.  Seller shall be liable
and indemnify Holdings for all Taxes attributable to the ownership of the Purchased Assets or any operations of the Seller for all taxable periods ending on or before the Closing Date ("Pre-Closing Taxes"). Taxes which are real property or personal property Taxes shall be allocated to Pre-Closing Taxes based on the number of days in the applicable taxable period during which the Purchased
Assets were owned by the Seller. If Holdings makes a payment of any Pre-Closing Taxes or any Taxes specified in the last sentence of this Section 6.5, it shall be entitled to prompt reimbursement from Seller for such Taxes upon presentation to Seller of evidence of such payment. Seller shall be liable and indemnify Holdings for any sales, use, documentary, recording, stamp, transfer or similar Taxes arising from the sale of the Purchased Assets and the transactions contemplated by this Agreement.

		6.6	Limited Guaranty.  Holdings shall cause Jordan
Telecommunications Products, Inc. to execute separate Limited
Guaranty agreement in the form of Exhibit 1.3.1.

		6.7	Lease Agreement.  Holdings shall execute and
deliver to Stockholders Tom and Lucy Denedios a Lease Agreement in substantially the same form as the existing Lease Agreement contained in Exhibit 2.10.

		6.8	Consulting Agreement.  Holdings and Thomas
Denedios shall execute and deliver to each other a Consulting
Agreement in the form of Exhibit 6.9.

		6.9	Employment and Noncompetition Agreement.  Holdings
and Marcy Fowler shall execute and deliver to each other an Employment and Noncompetition Agreement (the "Employment
Agreement") in the form of Exhibit 6.10.


                          	ARTICLE VII

            	CONDITIONS TO THE OBLIGATIONS OF HOLDINGS

		Each and every obligation of Holdings under this Agree-ment shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Holdings:

		7.1	Representations and Warranties; Performance.  The
representations and warranties made by Seller and the Stockholders herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller and the Stockholders shall have substantially performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date; the Stockholders shall have, and shall have caused the President and Chief Financial
Officer of Seller to have delivered to Holdings a certificate, dated the Closing Date, in the form designated Exhibit 7.1 hereto, certifying to such matters and the other conditions contained in this Article VII.

		7.2	Consents and Approvals.  All consents from and
filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on Seller's financial condition or business shall have been obtained and delivered to Holdings.

		7.3	Opinion of Counsel to Seller and the Stockholders.
Holdings shall have received an opinion of counsel to Seller and the Stockholders, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.3.

		7.4	No Adverse Change.  There shall have been no
adverse change since the Financial Statement Date in the business, prospects, financial condition, earnings or operations of Seller's business.

		7.5	No Proceeding or Litigation.  No action, suit or
proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investi-gation by any governmental or regulatory authority shall have been commenced or threatened against Seller, any of the Stockholders or Holdings or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

		7.6	Solvency Certificate.  Holdings shall have
received a "solvency" certificate from Seller's President and Chief Financial Officer substantially in the form of Exhibit 7.6.1 hereto, which document shall relate to the operations and fi-nancial conditions of Seller and the interim financial statements delivered pursuant to Section 4.8 hereof.

		7.7	Financial Condition at Closing.

		(a)	Except for liabilities set forth in the Balance
Sheet and accounts payable incurred in the ordinary course of business of Seller consistent with past practices, Seller shall not owe any debt at the Closing Date. The term "debt" includes notes payable and the short-term and long-term portions of any and all debt or obligations, including capitalized lease obligations.

		(b)	The mix and composition of the assets and
liabilities of Seller on the Closing Date will not be materially different than those indicated on the Balance Sheet and shall include Cash, Accounts Receivable, Inventory, Property and Equipment, Other Assets, excluding Stockholder Notes and Receivables, and any overfunded Pension and Trade Accounts Payable.

		(c)	At the Closing Date, (i) the NOA of Seller shall
be not less than $236,000, and (ii) Seller shall have a minimum of $100,000 of Operating Cash. Any excess NOA will be paid by Holdings pursuant to Section 1.7 of this Agreement and, if necessary, as additional Cash due at Closing.

		(d)	Seller's Net Sales (defined herein) for the year
ended December 31, 1998 shall be on schedule, based on the annualized current year to date Net Sales of Seller, to equal at least $2,500,000. Seller's Net Sales for the year ending
December 31, 1997 shall be at least $2,651,000.  Seller's Net
Sales for the year ended December 31, 1996 shall be at least equal to $2,450,000. Seller's Net Sales for the year ended December 31,
1995 shall be at least equal to $2,381,000. Seller's Net Sales for the year ended December 31, 1994 shall be at least equal to $1,965,000. "Net Sales" shall mean the gross amount of the invoice for each sale of product less including freight and transportation costs (which shall include insurance), and less returns, allowances, customs, duties and any applicable sales or similar taxes as reported in the financial statements of Seller as prepared on the basis of accounting utilized by Seller in its regular course of business and reflected in Exhibit 7.7(d).

		(e)	Seller's adjusted net income before provision for
interest and income taxes ("Adjusted EBIT") for the year ending
December 31, 1998 shall be on schedule to equal at least
$1,456,000 based on the current year-to-date 1998 EBIT as reported in, or calculated from, the financial statements of Seller as prepared in the normal course of business. Seller's Adjusted EBIT for the year ended December 31, 1997 shall be at least equal to $1,433,000. Seller's Adjusted EBIT for the year ended December
31, 1996 shall be at least equal to $1,374,000.  Seller's Adjusted
EBIT for the year ended December 31, 1995 shall be at least equal to $1,167,000. Seller's Adjusted EBIT for the year ended
December 31, 1994 shall be equal to at least $914,000.

		(f)	No additional salary, dividends, shareholder
distributions, bonuses, debt payments or excessive compensation may be declared or paid by Seller for the period from the date of this Agreement to the Closing unless consented to in writing by Holdings except to reduce cash to the minimum amounts per this Agreement, distribute current and prior year profits, and to pay pension liabilities.

		(g)	Except in the ordinary course of business and as
contemplated by this Agreement, Seller will not incur any additional debt from January 1, 1998 to the Closing without the prior written consent of Holdings.

		7.8	Review.  A full due diligence review of Seller's
business shall be completed by Holdings, its legal counsel, its outside consultants, or others appointed by Holdings. Holdings shall be satisfied in its sole and absolute discretion with the results of Holdings' due diligence review of Seller and its business operations, prospects and assets. Holdings shall bear the costs of this review.

		7.9	Other Documents.  The Stockholders and Seller will
furnish Holdings with such other and further documents and certificates of Stockholders' and Seller's officers and others as Holdings shall reasonably request to evidence compliance with the conditions set forth in this Agreement. The Stockholders and Seller will assist, at Holdings' expense, Holdings with such other and further necessary documents for Holdings to record title and transfer of the assets purchased in this Article. No such assistance shall unduly hinder Holdings' transfer of the assets of this Agreement.

		7.10	Other Agreements.  The Agreements described in
Article VI shall have been entered into and delivered.

		7.11	Withholding Certificate. Seller and each of the
Stockholders shall have executed and delivered to Holdings a Withholding Certificate in substantially the form attached hereto as Exhibit 7.11.

		7.12	Estoppel  Certificate.	Seller shall have
furnished Holdings with an Estoppel certificate in the form attached hereto as Exhibit 7.12, which shall have been executed by each of the lessors under the leases described on Exhibit 2.12.

                         	ARTICLE VIII

  	CONDITIONS TO THE OBLIGATIONS OF SELLER AND THE STOCKHOLDERS

		Each and every obligation of Seller and the Stock-holders under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller and the Stockholders:

		8.1	Representations and Warranties; Performance.  The
representations and warranties made by Holdings herein shall be true and correct on the date of this Agreement and on the Closing
Date with the same effect as though made on such date; Holdings shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; Holdings shall have delivered to Seller a certificate of its President, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as Exhibit 8.1 and the other conditions contained in this Article VIII.

		8.2	No Proceeding or Litigation.  No action, suit or
proceeding before any court or any governmental or regulatory authority shall have been commenced, or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against Seller, any of the Stockholders, Holdings, or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

		8.3	Opinion of Counsel.  Seller shall have received an
opinion of counsel to Holdings dated the Closing Date substantially in the form of Exhibit 8.3.

		8.4	Payment. The payment(s) described in Section 1.3
shall have been made.

		8.5	Other Documents. Holdings will furnish Seller with
such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

		8.6	Other Agreements.  The agreements described in
Article VI shall have been entered into and delivered.


                          	ARTICLE IX

                            	CLOSING

		9.1	Closing.  Unless this Agreement shall have been
terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the "Closing") shall be held on July 14, 1998, or on such other date (the "Closing Date") mutually agreed upon at such place or places as Holdings shall designate in St. Lucie
County, Florida. Each party has the right at any time to extend the Closing Date for a period of up to fifteen (15) business days from the date stated above, by written notice to the other party or parties.

		9.2	Deliveries at Closing.

		(a)	At the Closing, Seller shall transfer and assign
to Holdings all of the Purchased Assets, and the cash consideration, note(s), and the other agreements, certifications and other documents required to be executed and delivered hereunder at the Closing shall be duly and validly executed and delivered.

		(b)	At and after the Closing, Seller shall, upon
forty-eight (48) hours notice, have the right to review and obtain copies of any financial records of Seller, in the possession of Holdings, necessary for the preparation of Seller's tax returns, and Holdings agrees to retain such records until the statute of limitations pertaining to the final tax returns filed by Seller expires, and Holdings shall have the right to review and obtain copies of the minute book, stock book and stock register of Seller.

		(c)	At the Closing, Seller shall deliver to Holdings,
in form reasonably satisfactory to counsel for Holdings and counsel for Seller, such bills of sale, assignments, certificates, deeds or other conveyances and all third party consents as may be appropriate or necessary to effect the transfer to Holdings of the property and rights as contemplated herein except as provided for in other sections of this Agreement.

		(d)	From time to time after the Closing, at Holdings'
request and without further consideration from Holdings, Seller shall, and the Stockholders shall cause Seller to, execute and deliver such other instruments of conveyance and transfer and take such other action as Holdings reasonably may require to convey, transfer to and vest in Holdings and to put Holdings in possession of any assets or property to be sold, conveyed, transferred and delivered hereunder.

		(e)	The assumption of liabilities and obligations
hereunder shall be by assumption agreement (as set forth in Exhibit 6.3). Holdings and its successors and assigns will forever defend, indemnify and hold Seller harmless from any and all liabilities and obligations of Seller which have been assumed by Holdings at the Closing, or which shall arise from any acts or omissions of Holdings after the Closing. Holdings agrees at Seller's request from time to time (but no earlier than ninety
(90) days after the Closing) to supply to Seller proof of or a certificate by its Chief Financial Officer of the payment and satisfaction by Holdings of liabilities and obligations of Seller due to date and assumed by Holdings.

		9.3	Legal Actions.  If, prior to the Closing Date, any
action or proceeding shall have been instituted by any third party before any court or governmental agency to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein, the Closing shall be adjourned at the option of any party hereto for a period of up to thirty (30) days. If, at the end of such 30-day period, the action or proceeding shall not have been favorably resolved, any party hereto may, by written notice thereof to the other party or parties, terminate its obligation hereunder.

		9.4	Specific Performance.  The parties agree that if
any party hereto is obligated to, but nevertheless does not, consummate this transaction, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties consummate this transaction. In an action for specific performance by any party against any other party, the other party shall not plead adequacy of damages at law.

		9.5	Bulk Sales Waiver.  Holdings waives compliance
with the provisions of the Bulk Sales Act (Article 6 of the Uniform Commercial Code) in reliance upon the representations and warranties of Seller and the covenants to perform the obligations hereunder.

		9.6	Name Change.  Upon the Closing, Seller shall
change its name to another name different from its present name and do such other things as shall be necessary or desirable to permit Holdings to assume and use the name "Opto-Tech Industries, Inc." and use all other names utilized by Seller in operating its business as an ongoing concern.


                             	ARTICLE X

                    	TERMINATION AND ABANDONMENT

		10.1	Methods of Termination.  This Agreement may be
terminated and the transactions herein contemplated may be aban-doned at any time (notwithstanding approval by the Board of Directors of Holdings):

		(a)	by mutual consent of Holdings and Seller; or

		(b)	by either Seller or Holdings if (i) such party is
not in breach hereunder and the other party is in breach hereunder, and (ii) this Agreement is not consummated on or before the Closing Date, including extensions.

		10.2	Procedure Upon Termination.  In the event of
termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is termi-nated as provided herein:

		(a)	each party will upon request redeliver all
documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

		(b)	no party hereto shall have any liability or
further obligation to any other party to this Agreement; and

		(c)	each party shall bear its own expenses.

                            	ARTICLE XI

                         	INDEMNIFICATION

		11.1	Indemnification by Seller and the Stockholders.
Subject to the terms of Exhibit 11.1, Seller and each of the Stockholders, in proportion to their ownership of Seller as of the Closing Date, agree to indemnify Holdings and each of its shareholders, officers and directors against any loss, damage, or expense (including but not limited to reasonable attorneys' fees) ("Damages"), incurred or sustained by Holdings or any of its shareholders, officers or directors as a result of (a) any breach of any term, provision, covenant or agreement contained in this Agreement by Seller or any of the Stockholders; (b) any inaccuracy in any of the representations or warranties made by Seller or any of the Stockholders in Article II of this Agreement; (c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Seller or any of the Stockholders in accordance with any provision of this Agreement;
or (d) any liability or obligation of Seller or any of the Stockholders not expressly assumed in writing by Buyer. The obligations of Seller and the Stockholders as set forth in Section 11.1(b) shall be subject to and limited by the following:

		(a)	No claim for Damages shall be made until the
cumulative amount of such Damages shall equal or exceed $60,000; provided, however, that such limitation shall not apply to any Damages resulting from violations under Sections 2.2, 2.4, 2.14, 2.18, or 2.24 hereof or from intentional or fraudulent actions, misrepresentations or breaches; and

		(b)	Holdings shall give written notice to Seller and
the Stockholders stating specifically the basis for the claim for Damages, the amount thereof and shall tender defense thereof to Seller and the Stockholders as provided in Section 11.2.

		11.2	Tender of Defense for Damages.  After Closing and
promptly upon receipt by Holdings of a notice of a claim by a third party which may give rise to a claim for Damages, Holdings shall give written notice thereof to Seller and the Stockholders within twenty (20) days of the receipt of such notice of a claim by a third party. No failure or delay of Holdings in the performance of the foregoing shall relieve, reduce or otherwise affect the Seller's or the Stockholders' obligations and liability to indemnify Holdings pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Seller's or the Stockholders' ability to defend against such claim for Damages. If Seller and the Stockholders give to Holdings notice to defend such claim for Damages, Seller and the Stockholders may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Seller and the Stockholders, in their sole discretion, shall elect and Holdings shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for Seller and the Stockholders to enable Seller and the Stockholders to conduct the defense of such claim for Damages. If Seller and the Stockholders fail or refuse to defend any claim for Damages, Seller and the Stockholders may nevertheless, at their own expense, participate in the defense of such claim by Holdings and in any and all settlement negotiations relating thereto. In any and all events, Seller and the Stockholders shall have such access to the records and files of Holdings relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

		11.3	Survival of Warranties. The respective
representations and warranties of Seller, the Stockholders and Holdings contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or the occurrence of the Closing. Each and every such representation and warranty shall survive for a period of two (2) years from the Closing Date; provided, however, all representations and warranties made pursuant to Sections 2.2, 2.4, 2.18, and 2.24 shall survive for a period of five (5) years from the Closing Date for Seller and Stockholders and all representations and warranties made pursuant to Sections 3.2, 3.3, 3.4, 3.5, and 3.6, with respect to Holdings, shall survive for the greater of a period of five (5) years from the Closing Date, or until the Note referenced in Exhibit 1.3 is fully paid and satisfied and all representations and warranties made pursuant to
Section 2.14 shall survive for the applicable statute of limitations (including any extensions) plus a period of thirty
(30) days.


                               ARTICLE XII

                        	MISCELLANEOUS PROVISIONS

 	12.1	Amendment and Modification.  Subject to applicable
law, this Agreement may be amended, modified and supplemented only by written agreement of Seller, the Stockholders and Holdings.

 	12.2	Waiver of Compliance; Consents.  Any failure of
Seller or the Stockholders on the one hand, or Holdings on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Holdings or by Seller and the Stockholders, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

 	12.3	Expenses.  Each party will pay its own legal,
accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein. If Seller shall at any time pay any expenses incurred by any of the Stockholders in connection with this Agreement or any part thereof or any of the proceedings and transactions contemplated hereunder including, without limitation, any legal, accounting, printing, filing or other costs, then the Purchase Price shall be reduced by an equal amount.

		12.4	Notices.  Any notice, request, consent or
communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, with receipt confirmed, addressed as follows:

		(a)	If to Seller or the Stockholders:
			Thomas Denedios
			President
			Opto-Tech Industries, Inc.
			2634 S.E. Erickson Drive
			Port St. Lucie, Florida 34984
			Telephone:  (561)340-7539

 		Lucy Denedios
			2634 S.E. Erickson Drive
			Port St. Lucie, Florida 34984
			Telephone:  (561)340-7539

 		Marcy Fowler
			General Manager
			Opto-Tech Industries, Inc.
			734 N.E. Emerson Street
			Port St. Lucie, Florida 34983
			Telephone:  (561)871-1663

 		in each case with a copy to:
			Stephen Navaretta, Esq.
			Navaretta & Navaretta, Attorneys at Law, P.A.
			Renar Centre
			1100 S.W. St. Lucie West Boulevard, Suite 203
			Port St. Lucie, FL 34986
			Telecopier:  (561) 878-3116
			Telephone:  (561) 340-5121

		(b)	If to Holdings to:

			Thomas H. Quinn, President
			W. Thomas Caffery, Senior Vice-President
			James M. Kingsley, Director, Business Development c/o Jordan Telecommunication Products, Inc. ArborLake Centre, Suite 550
			1751 Lake Cook Road
			Deerfield, Illinois 60015
			Telecopier: 847-945-5591
			Telephone:  847-945-5698
 		with a copy to:

 		G. Robert Fisher, Esq.
			Michael J. Van Dyke, Esq.
			Bryan Cave LLP
			One Kansas City Place
			1200 Main Street, Suite 3500
			Kansas City, Missouri 64105
			Telecopier: 816-374-3300
			Telephone:  816-374-3200

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered,
(ii) five (5) days after the date when deposited with the United States mail properly addressed, or (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service.

		12.5	Assignment.  This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller or the Stockholders without the prior written consent of Holdings.

		12.6	Governing Law.  This Agreement shall be governed
by the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Florida) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT ANY SUCH DISPUTE
RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION,
EXECUTION, PERFORMANCE, SUBJECT MATTER OR ANY COURSE OF DEALING OR CONDUCT OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE
FIRST SUBMITTED TO MEDIATION IN ACCORDANCE WITH FLORIDA RULE OF
CIVIL PROCEDURE 1.700, AS AMENDED.  SUCH MEDIATION SHALL TAKE
PLACE IN ST. LUCIE COUNTY, FLORIDA, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF FLORIDA. AGREEMENT PURSUANT TO
SUCH MEDIATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE
PARTIES IF REDUCED TO WRITING AND SIGNED BY THE PARTIES.  IF
MEDIATION IS NOT SUCCESSFUL, THE PARTIES THEREAFTER MAY SEEK JURY
TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR
OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT.

		12.7	Counterparts.  This Agreement may be executed in
two or more counterparts, each of which shall be deemed an origi-nal, but all of which together shall constitute one and the same instrument.

		12.8	Neutral Interpretation.  This Agreement
constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

		12.9	Headings.   The article and section headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

		12.10	Entire Agreement.  This Agreement, which term as
used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This
Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

	[Signatures on the next page]

		IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

HOLDINGS:

OPTO-TECH HOLDINGS, INC.


By:	/s/ James M. Kingsley
   James M. Kingsley, Vice President


JORDAN TELECOMMUNICATIONS PRODUCTS, INC.


By:	/s/ Thomas H. Quinn
   Thomas H. Quinn, Chairman


SELLER:

OPTO-TECH INDUSTRIES, INC.


By:	/s/  Thomas Denedios
   Thomas Denedios, President


STOCKHOLDERS:


/s/  Thomas Denedios
Thomas Denedios


/s/  Lucy Denedios
Lucy Denedios


/s/  Marcy Fowler
Marcy Fowler

                          	SCHEDULE OF EXHIBITS TO

                	AGREEMENT FOR PURCHASE AND SALE OF ASSETS

Exhibits			         Title

H	Exhibit 1.2.1	   	Example Calculation of NOA

S	Exhibit 1.2.2(a)		Interests in Land, Buildings and
                    Improvements

S	Exhibit 1.2.2(b)		Machinery, Equipment, Furniture and
                    Fixtures and Other Personal Property and
                    Fixed Assets

S	Exhibit 1.2.2(c)		Cash, Cash Equivalents,
                    Certificates of Deposit, Notes Receivable,
                    Accounts Receivable and All Other Receivables

S	Exhibit 1.2.4		   Excluded Assets

H	Exhibit 1.3		     $1,250,000 Subordinated Promissory Note

H	Exhibit 1.3.1		   The Limited Guaranty

S	Exhibit 1.6		     Allocation

S	Exhibit 2.1.1		   Foreign Qualifications

S	Exhibit 2.1.2	   	Certificate or Articles of Incor-
                    poration, Bylaws and Certificates of
                    Authority of Seller

S	Exhibit 2.2		     Schedule of Authorized, Issued and
                    Outstanding Capital Stock of Seller

S	Exhibit 2.3		     Schedule of Subsidiaries and Affiliates

S	Exhibit 2.4	     	Stockholder List and Consents to Resolu-
                    tions

S	Exhibit 2.5     		Restrictions on Ability to Perform

S	Exhibit 2.7     		Financial Statements

S	Exhibit 2.10    		Schedule of Contracts

S	Exhibit 2.12	    	Title and Related Matters

S	Exhibit 2.13    		Legal Proceedings and Judgments

S	Exhibit 2.14.1  		Certain Tax Matters

S	Exhibit 2.14.2  		Tax Returns

S	Exhibit 2.16    		Copies of Reports and Inspections

S	Exhibit 2.18.1	  	Welfare Benefit Plans; Retiree Health
                    Benefits

S	Exhibit 2.18.2	  	Pension Benefit Plans

S	Exhibit 2.18.3   	Other Benefit Plans Including Vacations

S	Exhibit 2.18.4  		Other Plan Deliveries

S	Exhibit 2.18.5  		Consents and Agreements

S	Exhibit 2.19		    Schedule of Intellectual Property Rights

S	Exhibit 2.20		    Warranties and Claims Under Warranties

S	Exhibit 2.21		    Labor Relations

S	Exhibit 2.22    		Schedule of Insurance

S	Exhibit 2.24    		Environmental Matters

S	Exhibit 2.25		    Schedule of Capital Expenditures

S	Exhibit 2.27    		Schedule of Contracts with Affiliates

S	Exhibit 2.29    		Bank Accounts

S	Exhibit 2.30		    Compensation Schedule

S	Exhibit 4.4     		Permitted Distributions

H	Exhibit 6.3     		Assumption Agreement

H	Exhibit 6.4     		Noncompetition Agreement

H	Exhibit 6.9	     	Consulting Agreement

H	Exhibit 6.10	    	Employment Agreement

H	Exhibit 7.1     		Certificate of Fulfillment of Conditions
                    by Seller and Stockholders

H	Exhibit 7.3     		Opinion of Seller's Counsel

H	Exhibit 7.6     		Solvency Certificate

H	Exhibit 7.7(d)  		Net Sales

H	Exhibit 7.11    		Withholding Certificate

H	Exhibit 7.12		    Estoppel Certificate

H	Exhibit 8.1	     	Certificate of Fulfillment of Conditions
                    by Holdings

H	Exhibit 8.3		     Opinion of Holdings' Counsel

H	Exhibit 11.1	    	Indemnification

S -	First draft to be prepared by counsel for Seller

H -	First draft to be prepared by counsel for Holdings







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